Exhibit 4.2
EXECUTION VERSION
JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”), dated as of July 22, 2016, is entered into between COMMERCEHUB, INC., a Delaware corporation (the “New Loan Party”), and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) for itself and for the Secured Parties under that certain Credit Agreement, dated as of June 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Commerce Technologies, LLC, a Delaware limited liability company (as successor by merger to Commerce Technologies, Inc., a New York corporation) (the “Borrower”), the lenders from time to time party thereto, and the Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
The New Loan Party and the Administrative Agent, for the benefit of the Secured Parties, hereby agree as follows:
1.    The New Loan Party hereby acknowledges, agrees and confirms that, by its execution and delivery of this Agreement, the New Loan Party will be deemed to be a Loan Party under the Credit Agreement and shall have all of the obligations of a Loan Party thereunder as if it had executed the Credit Agreement. The New Loan Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement and (b) all of the covenants set forth in Articles V and VI of the Credit Agreement. The New Loan Party has delivered to the Administrative Agent the executed CH Parent Guaranty.
2.    If required, the New Loan Party is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.
3.    The address of the New Loan Party for purposes of Section 9.01 of the Credit Agreement is as follows:
201 Fuller Road, 6th Floor
Albany, New York 12203
Attention: Michael Trimarchi, Chief Accounting Officer
4.    The New Loan Party hereby waives acceptance by the Administrative Agent and the Secured Parties of the CH Parent Guaranty upon the execution of this Agreement by the New Loan Party.
5.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.
6.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature Page Follows]

COMMERCEHUB, INC.,
as New Loan Party

By:    /s/ Mark Greenquist
Name: Mark Greenquist
Title: Chief Financial Officer

Signature Page to Joinder to Credit Agreement

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:    /s/ Justin Kelley
Name: Justin Kelley
Title: Executive Director

Signature Page to Joinder to Credit Agreement